UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PRUDENTIAL FUNDING (ASIA) PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Angel Court

London EC2R 7AG, England

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
3.125% Notes due 2030	The New York Stock Exchange
3.625% Notes due 2032	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Introductory Note.

Prudential Funding (Asia) PLC, the registrant (the “Substitute Issuer”), is a wholly owned subsidiary of Prudential plc (“Prudential”).

Prudential issued $1,000,000,000 aggregate principal amount of its 3.125% Notes due 2030 (the “2030 Notes”) on April 14, 2020 pursuant to the Senior Indenture (the “Base Indenture”) dated as of April 14, 2020 between Prudential plc (“Prudential”) and Citibank, N.A. (the “Trustee”) as supplemented by the First Supplemental Indenture, dated as of April 14, 2020 between Prudential and the Trustee (the “2030 Supplement” and together with the Base Indenture, the “2030 Indenture”). The 2030 Notes were offered and sold pursuant to Prudential’s Registration Statement on Form F-3 (File No. 333-219863) (the “2017 Shelf Registration Statement”) , and a prospectus supplement dated April 8, 2020 to the prospectus dated August 10, 2017 and included in the 2017 Shelf Registration Statement, each as filed with the Securities and Exchange Commission (the “SEC”).

Prudential issued $350,000,000 aggregate principal amount of its 3.625% Notes due 2032 (the “2032 Notes” and together with the 2030 Notes, the “Notes”) on March 24, 2022 pursuant to the Base Indenture as supplemented by the Second Supplemental Indenture, dated as of March 24, 2022 between Prudential and the Trustee (the “2032 Supplement” and together with the Base Indenture, the “2032 Indenture”, and the 2030 Indenture and the 2032 Indenture, the “Indentures”). The 2032 Notes were offered and sold pursuant to Prudential’s Registration Statement on Form F-3 (File No. 333-244226) (the “2020 Shelf Registration Statement”) and a prospectus supplement dated March 21, 2022 to the prospectus dated August 11, 2020 and included in the 2020 Shelf Registration Statement, each as filed with the SEC.

On March 2, 2023, as expressly provided for in the Indentures without the consent of any holder of Notes, pursuant to a Third Supplemental Indenture, dated as of March 2, 2023, among Prudential, as Former Issuer and Guarantor, the Substitute Issuer and the Trustee, the Substitute Issuer was substituted as issuer, and Prudential became the guarantor, of the 2030 Notes and the 2032 Notes.

The Notes will continue to be listed on the New York Stock Exchange.

Item 1. Description of Registrant’s Securities to be Registered.

The information set forth in (i) the sections captioned “Description of the Notes” in the 2030 Prospectus Supplement and the 2032 Prospectus Supplement, and (ii) the sections captioned “Description of the Senior Debt Securities” in the respective Base Prospectuses, are incorporated herein by reference. Such information is modified and supplemented by the above Introductory Note.

Item 2. Exhibits.

See the Exhibit Index below, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Senior Indenture, dated as of April 14, 2020, between Prudential plc and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to Prudential’s Form 6-K filed with the SEC on April 14, 2020)
4.2	First Supplemental Indenture, dated as of April 14, 2020, between Prudential plc and Citibank, N.A. (incorporated by reference to Exhibit 4.2 to Prudential’s Form 6-K filed with the SEC on April 14, 2020)
4.3	Second Supplemental Indenture, dated as of March 24, 2022, between Prudential plc and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to Prudential’s Form 6-K filed with the SEC on March 24, 2022)
4.4	Third Supplemental Indenture, dated as of March 2, 2023, among Prudential plc, Prudential Funding (Asia) PLC and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to Prudential’s Form 6-K filed with the SEC on March 2, 2023)
4.5	Form of Prudential Funding (Asia) PLC 3.125% Notes Due 2030 (incorporated by reference to Exhibit 4.2 to Prudential’s Form 6-K filed with the SEC on March 2, 2023)
4.6	Form of Prudential Funding (Asia) PLC 3.625% Notes Due 2032 (incorporated by reference to Exhibit 4.3 to Prudential’s Form 6-K filed with the SEC on March 2, 2023)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PRUDENTIAL FUNDING (ASIA) PLC

Date: March 2, 2023	By:	/s/ Simon Rich
Name: Simon Rich
Title: Director